UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	98-040164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building 309 West 7th Street, Suite 1600 Fort Worth, TX 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 14, 2004, Cano Petroleum, Inc. completed an acquisition of certain assets from Nowata Oil Properties LLC.  The purchase price for the assets was $2,500,000 paid as follows: (1) $250,000 in cash was paid on September 2, 2004 upon execution of a Purchase and Sale Agreement; and (2) $2,250,000 in cash was paid on September 14, 2004 upon closing.

The purchased assets consist of Nowata Oil Properties’ right, title and interest in and to specified oil, gas and mineral leasehold estates, including but not limited to non-producing property, mineral rights, subsurface rights, wells and well equipment, inventory and supplies, storage facilities, contract rights, easements and rights-of-way, permits and records belonging to, used or obtained in connection with the leasehold estates (collectively, the “Nowata Assets”).  The Nowata Assets include more than 220 producing wells.  The newly acquired wells are producing from the Bartlesville Sandstone in the Nowata Field on 4,500 acres of land in Nowata County, Oklahoma. Current net production is approximately 230 barrels of oil per day (bopd) and proved producing reserves are estimated at 995,753 barrels, based on a recent engineer’s report.  This makes the cost of acquisition $2.51 per proved producing barrel of oil and $10,870 per net daily barrel of oil. Cano expects to increase production on Nowata’s existing wells through tertiary methods involving ASP chemical flooding.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

 (a) Financial statements of business acquired.

To be filed by amendment.

 (b) Pro forma financial information.

To be filed by amendment.

 (c) Exhibits:

10.1       Purchase and Sale Agreement, dated September 2, 2004, by and between Nowata Oil Properties LLC and Cano Petroleum, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2004

CANO PETROLEUM, INC.

	By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer